EXHIBIT 99.1

Release News Release      News Release      News Release      News

Contact:	Marina Norville
212-640-2832
marina.h.norville@aexp.com

FOR IMMEDIATE RELEASE

AMERICAN EXPRESS BOARD AUTHORIZES REPURCHASE OF UP TO 150 MILLION SHARES, ANNOUNCES 12 PERCENT DIVIDEND INCREASE

NEW YORK – May 12, 2015 – The board of directors of American Express Company today approved the repurchase of up to 150 million common shares, from time to time, subject to market conditions and the Federal Reserve's non-objection of the company's capital plans.  This authorization replaces the prior 150 million share repurchase program that had approximately 45 million shares of common stock remaining under board authorization.

Separately, the board of directors approved a $0.03 – or 12 percent – increase in the quarterly dividend on the company's common stock. The dividend was raised to $0.29 per common share, from $0.26, payable on August 10, 2015 to shareholders of record on July 2, 2015.

As previously announced on March 11, 2015, the company was informed that the Federal Reserve did not object to the company's 2015 capital plan to repurchase up to $6.6 billion of common shares through the second quarter of 2016, as well as to increase the company's quarterly dividend to $0.29 per share beginning with the second quarter 2015 dividend declaration.  The timing and amount of common shares purchased under the Company's authorized capital plan will depend on various factors, including the Company's business plans, financial performance and market conditions.

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About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.
Key links to products and services: charge and credit cards, business credit cards, Plenti rewards program, travel services, gift cards, prepaid cards, merchant services, corporate card and business travel.